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METLIFE INVESTORS USA INSURANCE COMPANY
METLIFE INVESTORS DISTRIBUTION COMPANY
5 PARK PLAZA, SUITE 1900
IRVINE, CA 92614

August 26, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-4644

Re: MetLife Investors USA Insurance Company
    MetLife Investors USA Separate Account A
    Registration Statement on Form N-4 (Series C)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, the depositor, on behalf of itself and MetLife Investors USA Separate Account A, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced registration statement filed on Form N-4 be accelerated and declared effective on September 30, 2011, or as soon thereafter as is reasonably practicable.


    METLIFE INVESTORS USA INSURANCE COMPANY
    (Depositor)

    METLIFE INVESTORS USA SEPARATE ACCOUNT A
    (Registrant)


    By:  /s/ Karen A. Johnson
         ------------------------------
         Karen A. Johnson
         Vice President


    METLIFE INVESTORS DISTRIBUTION COMPANY
    (Principal Underwriter)


    By:  /s/ Paul M. Kos
         ------------------------------
         Paul M. Kos
         Vice President